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                                                             Exhibit 4(b)


                       WASHINGTON REAL ESTATE INVESTMENT TRUST
                            STOCK OPTION PLAN FOR TRUSTEES


     1. Purpose. This Stock Option Plan for Trustees ("Plan") is intended to provide incentive to members of the Board of Trustees (the "Board") of Washington Real Estate Investment Trust (the "Trust") who are not otherwise employees of the Trust by providing those individuals with opportunities to purchase shares of beneficial interest of the Trust ("Shares") under stock options ("Options").

     2. Administration. The Plan shall be administered by the Board. However, the Board, in its sole discretion, may at any time delegate its administrative authority hereunder to a committee of trustees (the "Committee") who shall be selected by the members of the Board, provided that the Committee shall be composed of three or more trustees and all of the members of the Committee are "Non-Employee" trustees, as defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended. The Board (or the Committee, if applicable) shall have authority, subject to the terms of the Plan, to determine the individuals to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price of the Shares covered by each Option, the time or times at which Options shall be granted, and the terms and provisions of the instruments by which Options shall be evidenced; to interpret the Plan; and to make all determinations necessary or advisable for the administration of the Plan. Subject to the requirements of the first sentence of this Section, business shall be transacted by a majority vote of the members of the Board (or the Committee) and a decision or determination reduced to writing and signed by the members of the Board (or the Committee) shall be fully effective as if it had been made by a vote at a meeting duly called and held. No member of the Board (or the Committee) shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under the Plan.

     3. Eligibility. Options may be granted for the benefit of trustees of the Trust who are not employees. Granting of any Option to a trustee shall neither entitle such trustee to, nor disqualify him/her from, participation in any other grant of Options.

     4. Shares. The Shares as to which Options may be granted shall be shares of beneficial interest of the Trust. When Options are exercised, the Trust may either issue unissued Shares or transfer issued Shares held in its treasury. The total amount of Shares which may be granted under the Plan shall not, when aggregated with any Shares issued either directly or in connection with the exercise of an Option under any other plan maintained by the Trust, exceed in any one year three percent (3%) of the number of then-outstanding Shares or, in the aggregate during any five (5) year period, exceed ten percent (10%) of the number of then-outstanding Shares, subject to further adjustment as provided in Section 7. In the event that any outstanding Option under the Plan for any reason expires or is terminated prior to the end of the period during


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which Options may be granted, the Shares allocable to the unexercised portion of such Option may again be subject in full or in part to any Option under the Plan.

     5. Granting of Options. Options may be granted under the Plan at any time prior to December 15, 2007. The date of grant of an Option under the Plan shall be the date on which the Option is awarded by the Board (or the Committee). In granting such Options, the Board (or the Committee) shall bear in mind that the Plan is designed to retain trustees and to reward such trustees for their dedication and loyalty to the Trust. Therefore, it is the Board's expectation and desire that Shares obtained through the exercise of Options shall generally be retained by such trustees during their period of trusteeship with the Trust so that such individuals shall enjoy the benefits and the ongoing incentive which is provided through equity ownership in the Trust. Except as set forth below, each year the Option to be granted to each eligible trustee shall cover two thousand (2,000) Shares, subject to adjustment as provided in Section 7. Notwithstanding the foregoing, with respect to a year in which a trustee is scheduled to terminate his/her trusteeship, such trustee shall be granted an Option which shall cover one thousand (1,000) Shares, subject to adjustment as provided in Section 7. In the event a new trustee is appointed, effective as of a date other than the first day of the fiscal year of the Trust, the number of Shares related to the Option to be granted to such Trustee for the fiscal year in which he or she is first appointed shall be appropriately adjusted by the Board (or the Committee) to reflect the fraction of the fiscal year during which such individual serves as a trustee.

     6. Terms and Conditions of Options. Options shall be evidenced by instruments in such form as the Board may from time-to-time approve. Such instruments shall conform to the following terms and conditions:

          (a) Option Price. The Option price per Share shall not be less than the fair market value of a Share on the day the Option is granted. The "fair market value" of a Share shall be determined as the price equal to the mean of the highest and lowest selling prices for a Share on the stock exchange on which the Shares are traded as of the day the Option is granted. The Option price of any Share as to which an Option is exercised shall, upon delivery of the Shares, be paid in full by money order, cashier's check or by delivery of Shares already owned by the holder of the Option for a minimum of six (6) months (at the current fair market value of such Shares).

          (b) Term of Options. Each Option shall expire upon the tenth anniversary of the date of its grant.

          (c) Exercisability. Each Option may be exercisable on grant or may become exercisable in one or more installments at the time or times provided in the instrument evidencing the Option, as the Board (or the Committee) shall determine.

          The holder of an Option shall have none of the rights or privileges of a shareholder with respect to the Shares issuable upon the exercise of the Option until certificates


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     representing such Shares shall have been issued and delivered to him/her upon the exercise of his/her Option.

          The Trust shall make delivery of such Shares within a reasonable period of time, provided, however, that if any law, regulation, or agreement requires the Trust to take any action with respect to such Shares before the issuance thereof, then the date of delivery of such Shares shall be extended for the period necessary to take such action.

          (d) Termination of Trusteeship. If an Optionee ceases to be a trustee of the Trust for any reason, any Option or unexercised portion thereof granted to him/her shall continue in accordance with its terms and shall expire on its normal date of expiration unless previously exercised.

          (e) Assignability. No Option shall be assignable or transferable by the Optionee except by will or the laws of descent and distribution, and during the lifetime of the Optionee, each Option shall be exercisable only by the Optionee or the Optionee's guardian or legal representative. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Option or any of the rights of the Optionee thereunder (other than by will or the laws of descent and distribution), such Option shall immediately become null and void and the rights and privileges of the Optionee thereunder shall immediately terminate.

     Instruments evidencing Options may contain such other provisions, not inconsistent with the Plan, as the Board (or the Committee) deems advisable. Among those provisions may be a requirement that the Optionee represent to the Trust in writing, when an Option is granted or when he/she purchases Shares on its exercise, that he/she is accepting such Option or purchasing such Shares (unless they are then covered by a registration statement under the Securities Act of 1933) for his/her own account for investment only. All Shares which are not registered under the Securities Act of 1933 at the time of the exercise of any Option shall be, at the direction of the Board and upon advice of counsel to the Trust, marked with an appropriate legend restricting their transfer to insure compliance with said Act.

     7. Capital Adjustments. The number and price of the Shares covered by each Option and the total number of Shares that may be granted under the Plan shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Board, any stock dividends, stock split or share combination of the Shares or recapitalization of the Trust. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares covered by the Option would have been entitled to receive in connection with such event.

     Upon the dissolution or liquidation of the Trust, each Option granted under the Plan shall terminate; but the Optionee shall have the right, immediately prior to such dissolution or



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liquidation, to exercise his/her Option in full to the extent not theretofore exercised regardless of any provision in the Option contract providing for the deferment of the exercise thereof.

     8. Indemnification of Board. In addition to such other rights of indemnification as they may have as members of the Board, the members of the Board shall be indemnified by the Trust against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan, or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Trust) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith. Upon the institution of any such action, suit or proceeding, a Board member shall notify the Trust in writing, giving the Trust an opportunity, at its own expense, to handle and defend the same before such Board member undertakes to handle it on his/her own behalf.

     9. Termination and Amendment. The Plan shall expire on December 15, 2007 (except as to Options outstanding on that date). The Plan may be terminated or amended by the Board as provided below.

     The Board by majority vote and without shareholder approval may terminate the Plan and at any time and from time-to-time amend the Plan in such respects as it shall deem advisable to conform to any change in the law or for any other purpose.

     The amendment of the Plan shall not, without the written consent of a trustee, affect his/her rights under an Option theretofore granted to him/her.

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